As filed with the U.S. Securities and Exchange Commission on February 2, 2021

Registration No. 333-251674

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medicus Sciences Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

152 West 57th Street, Floor 20

New York, New York 10019

Telephone: (212)259-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jacob Gottlieb, M.D.

c/o Medicus Sciences Acquisition Corp.

152 West 57th Street, Floor 20

New York, New York 10019

Telephone: (212)259-8400 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300	Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-ninth of one redeemable warrant(2)	9,200,000 units	$10.00	$92,000,000	$10,038
Class A ordinary shares included as part of the units	9,200,000 shares	—	—	—(3)
Redeemable warrants included as part of the units	1,022,222 warrants	—	—	—(3)
Redeemable warrants to be issued on a pro-rata basis to the holders of record of Class A ordinary shares issued in this offering that are outstanding immediately after any redemptions of Class A ordinary shares in connection with the initial business combination(4)	2,044,444 warrants	—	—	—(3)
Contingent rights(5)	9,200,000 rights	—	—	—
Total			$92,000,000	$10,038(6)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes 1,200,000 units, consisting of 1,200,000 Class A ordinary shares and 133,333 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) No fee pursuant to Rule 457(g).

(4) Such warrants will be issued on a pro-rata basis to the holders of the remaining Class A ordinary shares that were issued in this offering that remain outstanding immediately after we redeem the Class A ordinary shares that the holders thereof have elected to redeem in connection with the initial business combination. Such distribution will occur immediately following the time of such redemptions, and immediately prior to the closing of the initial business combination.

(5) The contingent rights refer to the right attached to each Class A ordinary share issued in this offering to receive the issuance, on a pro-rata basis, of 2,044,444 redeemable warrants (if the underwriters’ option is exercised in full), contingent upon such Class A ordinary share not being redeemed in connection with our initial business combination, and with the number of redeemable warrants to be issued in respect of each unredeemed Class A ordinary share being contingent upon the aggregate number of Class A ordinary shares that are redeemed. Such rights will remain attached to our Class A ordinary shares and are not separately transferable, assignable or salable, and will not be evidenced by any form of certificate or instrument.

(6) Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	240,000
Accounting fees and expenses	50,000
SEC/FINRA Expenses	24,338
Travel and road show	25,000
NASDAQ listing and filing fees	50,000
Director and Officer liability insurance premiums(1)	250,000
Printing and engraving expenses	30,000
Miscellaneous expenses	450,662
Total offering expenses	$1,120,000

(1) This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14.   Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.   Recent Sales of Unregistered Securities.

In December 2020, our sponsor purchased an aggregate of 2,323,000 founder shares, in exchange for payment of $25,000 in expenses on our behalf, at an average purchase price of approximately $0.01 per share.

In addition, our sponsor and Maxim committed, pursuant to a written agreement, to purchase an aggregate of 4,755,556 private placement warrants (or 5,022,222 private placement warrants if the underwriters’ over-allotment option is exercised in full), for a purchase price of $0.90 per warrant in a private placement that will occur simultaneously with the closing of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

We will enter into the Forward Purchase Agreement, pursuant to which the Forward Purchasers will agree to purchase an aggregate of up to $16,000,000 of Forward Purchase Units which will have a purchase price of $10.00 per unit and consist of one Class A ordinary share and one-third of one warrant per Forward Purchase Unit. The purchase of the Forward Purchase Units will take place in one or more private placements in such amounts and at such time or times as the Forward Purchasers determine but no later than simultaneously with the closing of our initial business combination. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16.   Exhibits and Financial Statement Schedules.

(a) Exhibits.   The list of exhibits on page II-4 of this registration statement is incorporated herein by reference.

(b) Financial Statements.   See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.   Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association*
3.2	Form of Amended and Restated Memorandum and Articles of Association**
4.1	Specimen Unit Certificate**
4.2	Specimen Class A Ordinary Shares Certificate**
4.3	Specimen Warrant Certificate**
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant**
4.5	Form of Contingent Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant.**
5.1	Opinion of Maples and Calder, Cayman Islands legal counsel to the Registrant**
5.2	Opinion of Ellenoff Grossman & Schole LLP, counsel to the Registrant**
10.1	Promissory Note, dated December 7, 2020, issued to Medicus Sciences Holdings LLC*
10.2	Form of Letter Agreement among the Registrant and its directors, director nominees and officers and Medicus Sciences Holdings LLC**
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant**
10.4	Form of Letter Agreement between Medicus Sciences Holdings LLC and the Registrant regarding administrative support**
10.5	Form of Registration Rights Agreement among the Registrant and certain security holders**
10.6	Securities Subscription Agreement, dated December 7, 2020, between the Registrant and Medicus Sciences Holdings LLC*
10.7	Form of Private Placement Warrant Purchase Agreement between the Registrant and Medicus Sciences Holdings LLC**
10.8	Form of Private Placement Warrant Purchase Agreement between the Registrant and Maxim Group LLC**
10.9	Form of Indemnity Agreement**
10.10	Forward Purchase Agreement, dated February 2, 2021, between the Registrant, Altium MSAC, LLC and Structure Alpha LLC **
14.1	Form of Code of Ethics**
23.1	Consent of Maples and Calder (included in Exhibit 5.1)**
23.2	Consent of Ellenoff Grossman and Schole LLP (included in Exhibit 5.2)**
24.1	Power of Attorney (included in the signature page to this registration statement)*
99.1	Form of Audit Committee Charter**
99.2	Form of Compensation Committee Charter**
99.3	Consent of Kenneth Berkovitz *
99.4	Consent of Christopher Kaster *
99.5	Consent of Ross Levine*

*Previously filed.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of February, 2021.

Medicus Sciences Acquisition Corp.

By:	/s/ Michael Castor
Name: Michael Castor Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Michael Castor	Chief Executive Officer and Director	February 2, 2021
Michael Castor	(Principal Executive Officer)

/s/ Judah Drillick	Chief Financial Officer	February 2, 2021
Judah Drillick	(Principal Financial Officer and Principal Accounting Officer)

Authorized Representative in the United States:

/s/ Michael Castor
Name:	Michael Castor
Title:	Chief Executive Officer and Director
Date:	February 2, 2021